Exhibit 99.B(h)(7)

SCHEDULE A

To the SEI Daily Income Trust

Amended and Restated Expense Limitation Agreement

As of June 23, 2010, as amended May 31, 2018

Government Fund — Class F Shares and CAA Shares	0.25%
Government II Fund — Class F Shares	0.20%
Treasury Fund — Class F Shares	0.20%
Treasury II Fund — Class F Shares	0.20%

SEI Daily Income Trust, on behalf of each series of the Trust set forth above		SEI Investments Global Funds Services

By:	/s/ Stephen G. MacRae	By:	/s/ Stephen G. Meyer

Name:	Stephen G. MacRae	Name:	Stephen G. Meyer

Title:	Vice President	Title:	CEO & President